                                                                 EXHIBIT 10.24

[WASHINGTON LOGO]


         LARRY L. MYERS
         Senior Vice President
         Human Resources



May 8, 2001



David L. Myers
Washington Group International Inc
720 Park Blvd.
Boise, ID 83712

Re:  Terms of Special Assignment

On behalf of Washington Group International Inc (the "Company"), I am writing to document the terms of your change in employment assignment, which have been approved by the Board of Directors.

1. POSITION AND SERVICES TO BE RENDERED. The Company employed you as Executive Vice President - Corporate Affairs effective January 16, 2001. Your primary responsibilities are to oversee the development and pursuit of the Company's claim against Raytheon Company (the "Raytheon Claim"). You will report to the Company's President, Stephen G. Hanks.

2. SALARY. You will continue to receive the same annual base salary you were receiving as President of the Power Group, with any increases implemented since your assignment changed, payable in accordance with the Company's normal payroll practice (i.e., every two weeks). The Company will review your base salary annually, in accordance with standard Company practices, to determine any increase.

3. ANNUAL BONUS. You will have a bonus target of 100% of your base salary, and your actual bonus will be determined at the end of each fiscal year by the Compensation Committee of the Board of Directors. At the end of the fiscal year in which you receive the Project Completion Bonus set forth in paragraph #5, the Compensation Committee may credit against the Annual Bonus due at the end of that year such portion of the Project Completion Bonus as the Committee in its sole discretion may determine.

4. STOCK OPTIONS. You have been granted options to purchase 75,000 shares of the Company's common stock under the Company's Stock Option Plan at a price equal to the

David L. Myers
Page 2
05/08/01


         per share closing price of the Company's common stock as of January 25, 2001. Such options shall vest in four equal increments over four years beginning with the first anniversary of the date of grant and shall be subject to such additional conditions as the Covered Employees Subcommittee may impose.

5. PROJECT COMPLETION BONUS. Upon completion of your special assignment in overseeing the Raytheon claim, you will be awarded a one-time lump sum project completion bonus of $500,000, and the option to purchase 75,000 shares of the Company's common stock (referred to in paragraph 4 above) will immediately vest and you will have a 2-year period to exercise such options following the date of vesting. This project bonus will offset any other bonuses under the Company's bonus plans for the year in which the Project Completion Bonus is paid.

6. APARTMENT. The Company will provide a furnished apartment for you in Boise as long as you are working on this special assignment. If the cost of providing the apartment is taxable to you, the Company will gross-up your compensation so as to make the cost of providing the apartment income tax neutral to you. In addition the Company will provide a one-time payment to you of $3000 as a furniture allowance to furnish the apartment.

7. RELOCATION. The Company will pay travel expenses for you and your wife to find an apartment in Boise and in connection with closing out your residence in Boston. The Company also will reimburse you for the cost of moving the furnishings from your apartment in Boston partially to Boise and partially to California. The Company will also pay for the cost of shipping your car from Boston to California and for the cost of shipping household goods currently in storage in Boston to storage in California. The Company will also pay for the cost of storage of the household goods in California until your special assignment is complete or until you have moved into your new house in California that is currently under construction, whichever is shorter. Finally, the Company will pay the expenses connected with termination of the Boston apartment lease and furniture lease.

8. FRINGE BENEFITS. You will continue to be entitled to participate in the Company's group plans and other benefits normally offered to full-time salaried employees. You also will continue to be a key employee of the Company, with the benefits available to key employees.

To indicate your acceptance of these terms of your special assignment, please sign and return this letter as soon as possible. If you have any questions, please do not hesitate to contact me.

David L. Myers
Page 2
05/08/01


Sincerely,


/s/ Larry Myers

Larry Myers



AGREED AND ACCEPTED:


            /s/ David L. Myers                             8 May 01
-------------------------------------------          ---------------------
David L. Myers                                               Date